Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKLEY CAUSE COMPETITIVE HARM TO EAGLE PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

July 31, 2020

Dr. Adrian Hepner
[***]

Dear Adrian:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services (as described on Schedule 1) to Eagle Pharmaceuticals, Inc., a Delaware Corporation, with offices located at 50 Tice Boulevard, Suite 315, Woodcliff Lake, New Jersey 07677 (the “Company”).
1.Services
a.The Company hereby engages you, and you hereby accept such engagement, as an independent contractor to provide certain services to the Company on the terms and conditions set forth in this Agreement.
b.You shall provide to the Company the services set forth on Schedule 1 (the “Services”).
c.The Company shall not control the manner or means by which you perform the Services, including but not limited to the time and place you perform the Services.
d.To the extent you perform any Services on the Company's premises or using the Company's equipment, you shall comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company's facilities, supplies, information technology, equipment, networks and other resources.

Updated 12-14/2018

1.Term
1.Term
The term of this Agreement shall commence on August 1, 2020 and shall continue until July 31, 2021, unless earlier terminated in accordance with section 10 (the “Termination”). Any extension of the term will be subject to mutual written agreement between the parties.
1.Compensation and Expenses
a.As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you $8,000 per week for the first semester of the Term and $4,000 per week for the second semester (the “Fees”). It is anticipated that you will work 20 hours per week during the first semester and 10 hours per week during the second. The Fees will be paid to you bi-weekly. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state and local taxes, as set out in section 4.2.
b.In addition to the Fees, Company shall continue to pay the employer portion of your COBRA medical continuation benefits for eighteen months.
c.The Company agrees to reimburse you all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect, and in each case that have been approved in writing by David Pernock. The Company shall pay all undisputed Fees within 15 days after the Company's receipt of an invoice submitted by you.
2.Relationship of the Parties
a.You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.
b.Without limiting section 4.1, the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, and , except as otherwise specified herein, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on your behalf.
3.Intellectual Property Rights
a.The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement, including but not limited to any deliverables set out on Schedule 1 (collectively, the “Deliverables”), including all patents, copyrights, trademarks, trade secrets and other intellectual property rights (collectively “Intellectual Property Rights”) therein. You agree that the Deliverables are hereby deemed a "work made for hire" as defined in 17 U.S.C. § 101 for the Company. If, for any reason, any of the Deliverables do not constitute a "work made for hire," you hereby irrevocably assign to the Company, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein.
b.Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as "moral rights" (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Deliverables.

c.You shall make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by you alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.
d.Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Deliverables. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Deliverables with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.
e.Notwithstanding section 5.1, to the extent that any of your pre-existing materials identified in Schedule 1 are contained in the Deliverables, you retain ownership of such pre-existing materials and hereby grant to the Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof. The Company may assign, transfer and sublicense such rights to others without your approval.
f.Except for such pre-existing materials, you have no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform, or display any Deliverables. You have no right or license to use the Company's trademarks, service marks, trade names, trade names, logos, symbols or brand names.
g.You shall require each of your employees and contractors to execute written agreements securing for the Company the rights provided for in this section 5 prior to such employee or contractor providing any Services under this Agreement.
4.Confidentiality
a.You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, including, without limitation, the existence and terms of this Agreement, trade secrets, technology, and information pertaining to business operations and strategies, customers, pricing, marketing, finances, sourcing, personnel, or operations of the Company, its affiliates or their suppliers or customers, in each case whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). Any Confidential Information that you develop in connection with the Services, including but not limited to any Deliverables, shall be subject to the terms and conditions of this section. You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information.
b.Confidential Information shall not include information that:

i.is or becomes generally available to the public other than through your breach of this Agreement; or
ii.is communicated to you by a third party that had no confidentiality obligations with respect to such information.
c.Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. You agree to provide written notice of any such order to an authorized officer of the Company within three (3) business days of receiving such order, but in any event sufficiently in advance of making any disclosure to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.
5.Representations and Warranties
a.You represent and warrant to the Company that:
i.you have the right to enter into this Agreement, to grant the rights granted herein and to perform fully all of your obligations in this Agreement;
ii.your entering into this Agreement with the Company and your performance of the Services do not and will not conflict with or result in any breach or default under any other agreement to which you are subject;
iii.you have the required skill, experience and qualifications to perform the Services, you shall perform the Services in a professional and workmanlike manner in accordance with generally recognized industry standards for similar services and you shall devote sufficient resources to ensure that the Services are performed in a timely and reliable manner;
iv.you shall perform the Services in compliance with all applicable federal, state and local laws and regulations;
v.you have not been: (i) debarred under subsections (a) or (b) of Section 306 of the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 335a(a) and (b) (the “FD&C Act”), (ii) excluded, debarred, suspended or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)) or convicted of a criminal offense related to the provision of health care items or services, but has not yet been debarred. Moreover, if you are subsequently so debarred or excluded, you agree to immediately notify Company of such debarment or exclusion as provided in Section 14.2 herein, and this Agreement shall terminate as of the date of such debarment or exclusion.

i.You do not and will not use in any capacity the services of any person debarred under the FD&C Act in connection with its performance of this Agreement. You shall select and shall have full and complete control of and responsibility for all actions of your agents, affiliates, officers, directors, employees and permitted subcontractors, if any, (collectively, “Your Agents”) and none of Your Agents shall be, or shall be deemed to be, the agents, affiliates, officers, directors, employees or subcontractors of Company for any purpose whatsoever by virtue of this Agreement. Company shall have no duty, liability or responsibility of any kind, to or for your acts or omissions or those of Your Agents. You hereby acknowledge and agree that you shall cause each of Your Agents who participate in rendering the Services provided hereunder to comply with the terms of this Agreement.

i.the Company will receive good and valid title to all Deliverables, free and clear of all encumbrances and liens of any kind;
ii.all Deliverables are and shall be your original work (except for material in the public domain or provided by the Company) and, to the best of your knowledge, do not and will not violate or infringe upon the intellectual property right or any other right whatsoever of any person, firm, corporation or other entity.
iii.You will disclose this relationship with Eagle, as established by this Agreement, to all people and entities to whom you owe such disclosure. You will also obtain any required permissions. With regard to any formulary committee on which you sit, this disclosure obligation shall continue for two years after the termination of this Agreement.
b.The Company hereby represents and warrants to you that:
i.it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and
ii.the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action.
6.Indemnification
a.Company shall defend, indemnify and hold you harmless against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys' fees) arising out of or resulting from any losses you may incur as a result of providing the Service hereunder:
7.Intentionally Left Blank

1.Termination
a.The Company or you may terminate this Agreement without cause and upon 15 days' written notice. In the event of termination pursuant to this section 10.1, the Company shall pay you for fees earned for any Services completed up to and including the date of such termination.
b.The Company may terminate this Agreement, effective immediately upon written notice to you, in the event that you materially breach this Agreement, and such breach is incapable of cure, or with respect to a material breach capable of cure, you do not cure such breach within ten (10) days after receipt of written notice of such breach.
c.Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall within five (5) days after such expiration or termination:
i.deliver to the Company all Deliverables (whether complete or incomplete) and all hardware, software, tools, equipment or other materials provided for your use by the Company;
ii.deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;
iii.permanently erase all of the Confidential Information from your computer systems; and
iv.certify in writing to the Company that you have complied with the requirements of this section.
d.The terms and conditions of this section and section 4, section 5, section 6, section 7, section 8, section 10.3, section 12, section 13 and section 14 shall survive the expiration or termination of this Agreement.

2.Other Business Activities
You may be engaged or employed in any other business, trade, profession or other activity which does not place you in a conflict of interest with the Company.
1.Non-Solicitation
Each party agrees that during the Term of this Agreement and for a period of six months following the termination or expiration of this Agreement, it shall not make any solicitation to employ the other party's personnel without written consent of the other party to be given or withheld in its sole discretion. For the purposes of this section 12, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employee or independent contractor who freely responds thereto shall not be a breach of this section 12.
1.Assignment
You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company's prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties hereto and their respective successors and assigns.
1.Miscellaneous
a.The compensation paid hereunder has been established through good faith and arms-length bargaining and represents the fair market value of the services rendered. No amount paid or reimbursed hereunder is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any item or service, or the recommending or arranging for the purchase, lease or order of any item or service.
b.You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.
c.All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this section.
d.This Agreement, together with any other documents incorporated herein by reference, including, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.
e.This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.
f.This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in the State of New Jersey in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.
g.If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
h.This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.
2.You acknowledge and agree that (i) eagle may have an obligation to report certain details relating to this agreement, including, without limitation, the fee paid to you by eagle under the federal sunshine act and similar state laws and that (ii) eagle will report such details in its sole discretion.

Very truly yours,

EAGLE PHARMACEUTICALS, INC.

By: /s/ Pete Meyers
Name: Pete Meyers
Title: Chief Financial Officer of Eagle Pharmaceuticals, Inc.

ACCEPTED AND AGREED:

By: /s/ Adrian Hepner
Name: Adrian Hepner
Date: July 31, 2020

SCHEDULE 1

1. SERVICES:

1. SERVICES:

Fulvestrant.
Assistance with the meeting request
[***]
Briefing package assistance

Vasopressin
[***]

Nerve Agent
SPA request

Other

UPenn transition

North shore transition

[***]

EA 111 assistance with interpretation of mid August data

Transition relationship with military

2. EQUIPMENT, TOOLS OR MATERIALS PROVIDED BY COMPANY: Company-issued laptop computer and smartphone.

3. PAYMENT SCHEDULE: Upon completion and in accordance with Section 3 above.

4. DELIVERABLES: Consulting services as described in Section 1 above.

2